AMN Healthcare Announces Fourth Quarter 2010 Results

SAN DIEGO, March 8, 2011 /PRNewswire/ -- AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the fourth quarter and full year 2010. Financial highlights are as follows:

(Dollars in millions, except per share amounts)
	Q4 2010	% Chg Q4 2009	% Chg Q3 2010	Full Year 2010	% Chg 2009
Revenue	$220.3	52%	25%	$689.2	(9%)
Gross Profit	$62.0	51%	28%	$191.5	(6%)
Net Loss	($1.6)	41%	97%	($52.0)	57%
Net Loss per Share	($0.03)	63%	98%	($1.49)	60%
Adjusted EBITDA*	$11.2	4%	14%	$41.1	(28%)
Adjusted EPS*	($0.01)	50%	NM	$0.03	(91%)
* See notes (2) and (4) under "Supplemental Financial and Operating Data" for a reconciliation of non-GAAP items.
NM – Not meaningful

Key business highlights for the fourth quarter are as follows:

  Consolidated revenues were up 25% sequentially and 52% year-over-year, meeting the upper range of guidance.
  On an organic, same-store basis, consolidated revenues were up 1% sequentially and 9% year-over-year.
  Revenues for the largest segment, Nurse and Allied staffing, were up 9% sequentially and 17% year-over-year, on an organic, same-store basis.
  The company is on track to achieve the projected $10 million in annualized incremental EBITDA by the fourth quarter of 2011 from revenue and cost synergies associated with the Medfinders acquisition.
  Demand is rising in our temporary staffing segments.
  GAAP net loss and EPS includes $2 million during the quarter for integration costs related to the Medfinders acquisition.

"Faced with the approaching challenges of the new world of healthcare, increased patient access coupled with the need to gain cost efficiency without sacrificing quality of care, healthcare organizations are increasingly seeking comprehensive solutions to manage their temporary and permanent staffing needs in a more streamlined way through one supply chain manager and workforce expert. This noticeable change in the needs and buying behavior of our clients has highlighted the value delivered through an MSP arrangement," said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. "Clients are recognizing the value and differentiation of our comprehensive MSP offering, and since announcing the acquisition, AMN has been awarded 20 new MSP contracts of varying sizes with estimated annual gross spend under management of over $45 million. This positive reaction from our existing and new clients is evidence that we are indeed better together.

"We continue to experience positive signs of market recovery in our largest service line, Travel Nurse Staffing, which delivered organic, same-store revenue increases of 11% sequentially and 25% over prior year," added Salka. "This represents four consecutive quarters of organic, same-store sequential revenue growth, and the second consecutive quarter of year-over-year growth. We are also encouraged by the improving trends we are seeing in our Locum Tenens business."

Fourth Quarter and Full Year 2010 Results

For the fourth quarter of 2010, consolidated revenue was $220 million, which represented an increase of 52% from prior year and 25% from prior quarter. Fourth quarter revenue for the Nurse and Allied Healthcare Staffing segment was $127 million, an increase of 72% from the same quarter last year and 37% sequentially. The Locum Tenens Staffing segment generated revenue of $69 million, an increase of 11% from prior year but a slight decrease sequentially. Fourth quarter Physician Permanent Placement Services revenue was $9 million, an increase of 13% from prior year and 7% sequentially. Through the acquisition, the company introduced the new Home Healthcare Services segment in the third quarter. Fourth quarter revenue for Home Healthcare Services was $14 million, which reflected the first full quarter performance since the acquisition.

For the full year 2010, revenue was $689 million, a decrease of 9% from prior year. Nurse and Allied Healthcare Staffing segment revenue was $371 million, a decrease of 14% from prior year, Locum Tenens Staffing segment revenue was $265 million, a decrease of 9% from prior year, and Physician Permanent Placement Services segment revenue was $34 million, a decrease of 8% from prior year. Home Healthcare Services segment revenue was $19 million, representing four months of revenue for this segment for 2010.

Gross margin in the fourth quarter of 2010 was 28.1%, a decrease of 30 bps from prior year and an increase of 70 bps compared to the previous quarter. Full year gross margin was 27.8%, as compared to 26.9% for prior year. The increase in gross margin was due to an improvement in gross margin within the Nurse and Allied Healthcare Staffing segment, as well as the addition of the higher-margin Medfinders business.

Selling, general and administrative ("SG&A") expenses as a percentage of revenue for the fourth quarter were 24.9%, compared to 22.4% in the same quarter last year and 26.5% in the prior quarter. SG&A expenses included a $1.2 million bad debt expense related to a locum tenens client in the fourth quarter, as well as acquisition and integration costs of $2 million and $6 million for the fourth and third quarters, respectively. For the full year, SG&A expenses were 24.4% as a percentage of revenue compared to 20.7% for prior year. Full year SG&A expenses increased by $11 million due primarily to acquisition and integration related costs which totaled approximately $9 million.

During the fourth quarter, the company recorded a charge of $1.1 million associated with the finalization of the goodwill impairment analysis that was initiated in the prior quarter. This charge, along with that taken in the prior quarter, relate to pre-acquisition goodwill.

Fourth quarter GAAP net loss per diluted common share was ($0.03) and included the negative impacts of ($0.01) for the non-cash goodwill asset impairment and the ($0.02) impact of acquisition-related costs, along with a $0.01 benefit from forgiving accumulated dividends as a result of the stockholder approval of certain provisions on the preferred securities issued in connection with the acquisition. Full year GAAP net loss per diluted common share was ($1.49) and included the negative impacts of ($1.26) of non-cash goodwill and other intangible asset impairment charges, ($0.17) of acquisition-related charges and ($0.09) for the write off of financing costs.

As of December 31, 2010, cash and cash equivalents totaled $2 million, compared to $27 million as of December 31, 2009. Total term debt outstanding, net of discount, as of December 31, 2010 was $215 million, with no borrowings on the revolver portion of the credit facility.

Business Trends and Outlook

Going into the first quarter of 2011, the Nursing and Allied Healthcare Staffing segment continues to experience positive momentum overall with 2% to 4% sequential revenue growth anticipated.  This is being led by an expected increase in travel nurse volumes of at least 40% above prior year levels in March. The Physician businesses are expected to show a slight sequential improvement in first quarter revenues, and the Home Healthcare Services segment is expected to experience a slight sequential decline. On a consolidated basis, first quarter revenues are expected to be between $223 million and $227 million. Gross margin is anticipated to remain steady with the prior quarter.

While the Company does not intend to provide annual guidance on revenue and EPS, on the earnings call today the management team will be providing full year estimates for depreciation and amortization, interest expense, share count and capital expenditures.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation's largest provider of comprehensive healthcare staffing and workforce solutions. As the leading provider of travel nurse, per diem (local) nurse, allied and locum tenens (temporary physician) staffing and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States. AMN Healthcare is also the nation's largest provider of clinical staffing managed services programs and recruitment process outsourcing solutions. Settings staffed include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN Healthcare also provides home healthcare services in select regions. For more information, visit http://www.amnhealthcare.com.

Conference Call on March 8, 2011

AMN Healthcare Services, Inc.'s fourth quarter 2010 conference call will be held on Tuesday, March 8, 2011, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1085 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on March 8, 2011, and can be accessed until 11:59 p.m. Eastern Time on March 29, 2011, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 191230.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding first quarter revenue and gross margin, and the EBITDA synergies from the Medfinders acquisition. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Registration Statement on Form S-3 filed by the company on December 21, 2010, the company's Annual Report on Form 10-K for the year ended December 31, 2009 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Operations (dollars in thousands, except per share amounts) (unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Revenue	$ 220,328	$ 144,698	$ 176,313	$ 689,217	$ 759,790
Cost of revenue	158,335	103,545	127,995	497,691	555,369
Gross profit	61,993	41,153	48,318	191,526	204,421
	28.1%	28.4%	27.4%	27.8%	26.9%
Operating expenses:
Selling, general and administrative	54,822	32,388	46,762	168,128	157,241
	24.9%	22.4%	26.5%	24.4%	20.7%
Depreciation and amortization	4,836	3,408	3,787	15,084	13,812

Impairment and restructuring charges	1,050	-	49,782	50,832	186,977

Total operating expenses	60,708	35,796	100,331	234,044	358,030
Income (loss) from operations	1,285	5,357	(52,013)	(42,518)	(153,609)

Interest expense, net	5,758	5,373	8,793	19,771	11,955
Loss before income taxes	(4,473)	(16)	(60,806)	(62,289)	(165,564)
Income tax expense (benefit)	(2,855)	2,706	(9,516)	(10,298)	(43,387)
Net loss	$ (1,618)	$ (2,722)	$ (51,290)	$ (51,991)	$ (122,177)

Net loss per common share:
Basic	$ (0.03)	$ (0.08)	$ (1.48)	$ (1.49)	$ (3.75)
Diluted	$ (0.03)	$ (0.08)	$ (1.48)	$ (1.49)	$ (3.75)

Weighted average common shares outstanding:
Basic	39,121	32,631	34,777	34,840	32,615
Diluted	39,121	32,631	34,777	34,840	32,615

AMN Healthcare Services, Inc. Supplemental Financial and Operating Data (dollars in thousands, except operating data) (unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,			September 30,	December 31,
		2010	2009	2010	2010	2009
Revenue
Nurse and allied healthcare staffing		$127,292	$73,999	$93,059	$371,147	$431,126
Locum tenens staffing		69,434	62,447	69,555	264,726	291,822
Physician permanent placement services		9,320	8,252	8,676	34,039	36,842
Home healthcare services		14,282	-	5,023	19,305	-
		$220,328	$144,698	$176,313	$689,217	$759,790

Reconciliation of Non-GAAP Items:

Segment Operating Income(1)
Nurse and allied healthcare staffing		$10,693	$7,686	$8,602	$35,279	$38,076
Locum tenens staffing		4,765	6,459	5,364	21,999	28,814
Physician permanent placement services		2,316	1,942	1,699	7,959	9,819
Home healthcare services		1,121	-	469	1,590	-
		18,895	16,087	16,134	66,827	76,709
Unallocated corporate overhead		7,736	5,374	6,353	25,733	19,936
Adjusted EBITDA(2)		11,159	10,713	9,781	41,094	56,773

Depreciation and amortization		4,836	3,408	3,787	15,084	13,812
Stock-based compensation		1,940	1,948	1,955	8,284	8,709
Acquisition related costs		2,048	-	6,270	9,412	-
Impairment and restructuring charges		1,050	-	49,782	50,832	186,977
Unallocated non-recurring legal expenses		-	-	-	-	884
Interest expense, net		5,758	5,373	8,793	19,771	11,955
Loss before income taxes		(4,473)	(16)	(60,806)	(62,289)	(165,564)
Income tax expense (benefit)		(2,855)	2,706	(9,516)	(10,298)	(43,387)
Net loss		$(1,618)	$(2,722)	$(51,290)	$(51,991)	$(122,177)

GAAP based diluted net loss per share (EPS)		$(0.03)	$(0.08)	$ (1.48)	$(1.49)	$(3.75)
Adjustments:
Acquisition related costs		0.02	-	0.13	0.17	-
Impairment and restructuring charges		0.01	-	1.25	1.26	- 3.99
Financing costs		-	0.06	0.09	0.09	0.06
Impact of assumed preferred dividends(3)		(0.01)	-	0.01	-	-
Non-recurring legal expense		-	-	-	-	0.02
Adjusted diluted earnings (loss) per share (4)	$	(0.01)	$(0.02)	$ 0.00	$0.03	$0.32

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Gross Margin
Nurse and allied healthcare staffing	26.1.%	27.0%	25.7%	25.9%	24.4%
Locum tenens staffing	25.4%	26.0%	25.3%	25.7%	26.4%
Physician permanent placement services	62.3%	60.0%	56.2%	58.4%	59.6%
Home healthcare services	37.0%	N/A	37.4%	37.1%	N/A

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (5)	4,727	2,396	3,220	3,501	3,562
Revenue per traveler per day(6)	$292.70	$335.70	314.09	290.44	$331.60
Gross profit per traveler per day(6)	$76.54	$90.52	80.87	75.37	$81.06

Locum tenens staffing
Days filled (7)	48,502	43,276	49,931	187,953	203,413
Revenue per day filled(7)	$1,431.57	$1,442.99	1,393.02	1,408.47	$1,434.63
Gross profit per day filled(7)	$363.20	$375.55	352.54	362.66	$378.86

(1)

Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment and restructuring charges, unallocated corporate expenses, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.

(2)

Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, impairment and restructuring charges, unallocated non-recurring legal expenses, and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income (loss) as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company's performance because it believes that adjusted EBITDA provides an effective measure of the company's results, as it excludes certain items that management believes are not indicative of the company's operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).

(3)

For purposes of calculating the loss per share for the three months ended December 31, 2010, the calculation assumes forgiven of the accumulated dividends on the preferred shares issue in connection with the Medfinders acquisition.  The accumulated dividend was forgiven during the fourth quarter 2010 after the stockholders approved the optional and mandatory conversion provisions and voting rights of the shares for the preferred stock issued for the Medfinders acquisition.  The impact of the dividend in the quarter was to decrease the loss per common share by $0.01 per share for the three months then ended. There was no impact of the dividend to the loss per share for the twelve months ended December 31, 2010.

(4)

Adjusted EPS represents GAAP EPS excluding the impact of acquisition related costs, restructuring and impairment charges, financing costs, non-recurring legal expenses and accumulated preferred stock dividends. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net loss per share as an indicator of operating performance. Management believes such a measure provides a picture of the company's results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(5)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)

Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company's nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(7)

Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company's locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$ 1,883	$ 2,077	$ 27,053
Accounts receivable, net	127,464	128,247	89,150
Accounts receivable, subcontractor	17,082	15,778	348
Prepaid expenses	6,969	7,183	6,550
Income taxes receivable	3,760	3,422	3,900
Deferred income taxes, net	20,170	11,706	8,534
Other current assets	1,933	1,209	1,902
Total current assets	179,261	169,622	137,437
Restricted cash and cash equivalents	20,961	20,961	22,025
Fixed assets, net	21,777	23,195	19,970
Deposits and other assets	20,116	20,232	14,368
Deferred income taxes, net	243	6,648	-
Goodwill	154,176	157,351	79,868
Intangible assets, net	165,576	163,958	115,336

Total assets	$ 562,110	$ 561,967	$ 389,004

Liabilities and stockholders' equity
Current liabilities:
Bank overdraft	$ 4,463	$ 4,040	$ -
Accounts payable and accrued expenses	45,867	39,725	18,057
Accrued compensation and benefits	38,060	42,290	24,054
Current portion of notes payable	13,875	11,562	5,500
Deferred revenue	7,191	7,701	5,084
Other current liabilities	8,437	8,308	10,404
Total current liabilities	117,893	113,626	63,099

Notes payable, less current portion and discount	200,811	205,046	100,121
Deferred income taxes, net	-	-	789
Other long-term liabilities	61,575	61,118	54,151
Total liabilities	380,279	379,790	218,160

Preferred Stock	28,376	28,639	-
Stockholders' equity	153,455	153,538	170,844

Total liabilities and stockholders' equity	$ 562,110	$ 561,967	$ 389,004

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Net cash provided by (used in) operating activities	$ 4,849	$ 5,582	$ (15,021)	$ 8,089	$ 98,732

Net cash used in investing activities	(2,805)	(22,887)	(3,835)	(6,846)	(29,245)

Net cash provided by (used in) financing activities	(2,240)	21,721	(20,462)	(26,449)	(53,810)

Effect of exchange rates on cash	2	16	27	36	60

Net increase (decrease) in cash and cash equivalents	(194)	4,432	(39,291)	(25,170)	15,737

Cash and cash equivalents at beginning of period	2,077	22,621	41,368	27,053	11,316

Cash and cash equivalents at end of period	$ 1,883	$ 27,053	$ 2,077	$ 1,883	$ 27,053

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

CONTACT:  Amy C. Chang, Vice President, Investor Relations of AMN Healthcare Services, Inc., 1-866-861-3229